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                                                                      EXHIBIT 15


Ford Motor Credit Company
The American Road
Dearborn, Michigan


We are aware that our reports dated April 22, 1999, July 13, 1999 and November 11, 1999 accompanying the unaudited interim financial information of Ford Motor Credit Company and Subsidiaries for the periods ending March 31, 1999 and 1998, June 30, 1999 and 1998, and September 30, 1999 and 1998 included in the Ford Motor Credit Company Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 will be incorporated by reference in this Registration Statement on Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.


/s/ PRICEWATERHOUSECOOPERS LLP

Detroit, Michigan

January 5, 2000